CAPITAL STOCK PURCHASE AGREEMENT

CAPITAL STOCK PURCHASE AGREEMENT (the “Agreement”), dated June 7, 2004, by and among Edwin A. McGusty, an individual residing 8649 Himes Avenue, Unit 1513 Tampa, FL 33614 (the “Purchaser”) and William Tay an individual residing at 2000 Hamilton Street, #520, Philadelphia, PA 19130 (the “Seller).

BACKGROUND INFORMATION

This Agreement sets forth the terms and conditions upon which the Purchaser is acquiring from the Seller and the Seller is selling and delivering to the Purchaser, free and clear of all liabilities, obligations, claims, liens and encumbrances Eight Million Six Hundred Fifty One Thousand Four Hundred Forty Seven (8,651,447) shares of the issued and outstanding common capital stock (the “Shares”) of Donar Enterprises, Inc., a Delaware corporation maintaining business offices at 2000 Hamilton Street, #520, Philadelphia, PA 19130 (“Donar), representing 93% of the issued and outstanding shares of the capital stock of Donar. In consideration of the mutual agreements contained herein, the parties agree as follows:

OPERATIVE PROVISIONS

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Shares to be Sold: Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.4 hereof, the Seller shall sell and deliver to the Purchaser good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Purchaser one or more stock certificates representing the Shares, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, and in form for transfer satisfactory to counsel for the Purchaser.

1.2 Purchase Price of the Shares. The purchase price for the Shares is Five Hundred Thousand Dollars ($500,000) (the “Purchase Price”). The Purchaser shall, upon execution of this Agreement, deliver, via wire transfer, to the Seller Fifty Thousand Dollars ($50,000) as a deposit (the “Deposit”) to be held by the Seller in accordance with the terms and conditions of this Agreement.

1.3 Payment of Purchase Price. At the Closing (as defined herein), the Purchaser shall deliver to the Seller $450,000, via wire transfer, and the Seller shall be entitled to keep the Deposit, which shall constitue full payment of the Purchase Price. In the event the Closing has not occurred by June 11, 2004 the Seller shall return the Deposit to the Purchaser on or before June 15, 2004, unless the Closing did not occur as a result of the failure of one or more of the conditions set forth in Article 7. In the event that the Closing does not occur by June 11, 2004

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as a result of the failure of one or more of the reasons set forth in Article 7, the Deposit shall be retained by the Seller as liquidated damages sustained in connection with the negotiation and documentation of this Agreement and neither party shall have any further liability to the other party.

1.4 Closing: The closing of the sale and purchase of the Shares shall take place at the offices of counsel for the Purchaser, Bush Ross Gardner Warren & Rudy, P.A., 220 S. Franklin Street, Tampa, Florida 33602 on June 11, 2004, at 10:00 am., or at such other time and location as may be agreed to by the parties (the “Closing”). At the Closing, the Seller shall deliver to the Purchaser the certificates for the Shares, in negotiable form and the Purchaser shall deliver to the Seller the balance of the Purchase Price in the amount of Four Hundred Fifty Thousand Dollars ($450,000) by wire transfer to an account of the Seller. Following such delivery, the parties shall thereupon cause Donar to cancel each certificate delivered to the Purchaser, to issue in the name of the Purchaser one or more substitute certificates evidencing the Purchaser’s ownership of the Shares and to register such issuance and ownership in its stock transfer records. Each party shall be responsible for all fees and costs incurred by them or on their behalf in connection with the negotiation of this Agreement and the Closing.

If at the Closing the Seller shall fail to tender the Shares or if any of the conditions specified hereunder shall not have been fulfilled, the Purchaser shall, at his option, be relieved of his obligations under this Agreement without thereby waiving any rights he may have by reason of such failure or non-fulfillment. Conversely, if the Purchaser fails to close the transactions herein contemplated for any reason other than a default or breach occasioned by the Seller under the terms hereof, or a failure of performance of any of the conditions recited herein, Seller shall be entitled to retain the Deposit, which shall constitute its sole and exclusive remedy against the Purchaser. The Seller does not have the right to seek specific performance of this Agreement or to the right to seek damages from the Purchaser for any amount in excess of the Deposit.

ARTICLE 2

ADDITIONAL AGREEMENTS

2.1 Resignation: At the Closing, the Seller shall execute and deliver to Donar a letter, in form and content reasonably satisfactory to the Purchaser, resigning from Donar’s Board of Directors and from each officer position he then holds. Additionally, the Seller shall cause any other director or officer of Donar to tender to Donar his or her resignation as an officer and/or director of Donar, effective as of the Closing and Seller shall appoint the Purchaser and his nominees as the directors and officers of Donar. Donar, the Seller and the Purchaser will comply with Rule 14f-1 of the Securities Exchange Act of 1934, as amended.

2.2 Additional Closing Documents: At the Closing, the Seller shall to the Purchaser all of the corporate records of Donar, including, but not limited to the original minutes, of all meetings of the board of directors and shareholders, written actions of the board of directors and shareholders, Articles of Incorporation, By-Laws, stock transfer records, transfer agent

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information and monthly transfer agent statements, information from the Secretary of State of Delaware, information relating to the business of Donar (e.g. edgar filing information such as Donar’s filer codes and password), and information related to the domain. Additionally, Donar shall provide a shareholders list from its transfer agent, dated as closely to the Closing date as possible and certified as accurate by the Seller. The Seller shall also provide to the Purchaser, at the Closing, all accounting records of Donar, including, but not limited to, bank statements, audits, tax filings, documents, correspondence, general ledger information and contact information and files dealing with Donar’s auditors.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents, warrants and agrees as follows:

3.1 Organization and Standing of Donar: Donar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Donar has furnished to the Purchaser complete and correct copies of its Articles of Incorporation and By-Laws as presently in effect.

3.2 Capitalization: The authorized capital stock of Donar consists of One Hundred Million Shares (100,000,000) shares of common stock and Twenty Million (20,000,000) Shares of preferred stock. On the date hereof, Nine Million Two Hundred Eighty Nine Thousand Six Forty Seven (9,289,647) shares of common stock are issued and outstanding, of which Eight Million Six Hundred Fifty One Thousand Four Hundred Forty Seven (8,651,447) are registered in the name of the Seller, all of which are issued and outstanding shares free and clear of any liabilities, obligations, claims, liens or encumbrances. Donar has issued no shares of preferred stock. Donar holds no shares of its capital stock in its treasury (any such shares having been returned to the status of authorized but unissued shares) and all issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing, there are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, Donar of any shares of its capital stock and no authorization therefor has been given.

3.3 Authorization of Seller and Donar: When executed and delivered by the Seller, this Agreement and those agreements referenced in Article 2, will constitute the valid and binding obligations of each of the Seller and Donar, respectively and as applicable, enforceable in accordance with their respective terms.

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3.4 Subsidiaries: Donar does not control (as such term is defined in §368(c) of the Internal Revenue Code of l986, as amended), directly or indirectly, any other corporation, association or other business entity, nor does it have any direct or indirect interest therein.

3.5 Consent: No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Seller or Donar is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

3.6 Title to Shares: The Seller has good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws. The Seller has full and unrestricted legal right, power and authority to sell, assign and transfer its shares to the Purchaser without obtaining the consent or approval of any other person or governmental authority, and the delivery of such shares to the Purchaser pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any provision of any agreement by which Seller or Donar is bound.

3.7 Financial Statements: Seller has delivered to the Purchaser: (a) the audited balance sheet of Donar as of December 31, 2003 (the “Balance Sheet”), and the related audited statement of income for the fiscal year then ended, (b) an unaudited balance sheet of Donar as of March 31, 2004 (the “Interim Balance Sheet”) and the related unaudited statement of income for the three (3) months then ended. To the knowledge of Seller, such financial statements fairly present the financial condition and the results of operations of Donar as at the respective dates of and for the periods referred to in such financial statements. At Closing Donar shall have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise). The Seller shall cause Donar to pay, in full, all of the liabilities of Donar, of whatever kind, immediately prior to the Closing.

3.8 Taxes: To Seller’s knowledge, Donar has filed or shall file prior to Closing all federal and state income tax returns, federal and state payroll tax returns and state sales tax returns that are or were required to be filed by or with respect to Donar and shall supply same to Purchaser at the Closing. To the knowledge of Seller, Donar has paid, or made provision for the payment of, all taxes reflected on those returns that have been filed, provided that such payment was due prior to the Closing. None of the returns are, to the knowledge of the Seller, being audited. Neither Donar nor Seller has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of taxes of Donar or for which Donar may be liable. To the knowledge of Seller, all taxes that Donar is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have, to the knowledge of Seller

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been paid. To the knowledge of Seller, all tax returns described in this Section 3.8 that have been filed or shall file prior to Closing by Donar are true, correct, and complete.

3.9 Litigation: To the knowledge of Seller, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Seller or Donar before any foreign, federal, state, local or other governmental authority or agency. To the knowledge of Seller, Donar is not in violation of any order or judgment of any court or governmental authority and there is no order, decree or judgment of any kind in existence enjoining or restraining Donar, or any of its officers, shareholders or employees from taking any action of any kind with respect to Donar, or requiring Donar, or any of its officers, shareholders or employees to take, any action of any kind with respect to Donar.

3.10 Compliance with Laws: To the knowledge of Seller, Donar has materially complied with all applicable material laws and regulations of foreign, federal, state, local and other governmental authorities and agencies which affect Donar.

3.11 Disclosure. Neither this Agreement, nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Seller in connection with the transactions contemplated hereby, within the actual knowledge of Seller, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or in the future may (so far as the Seller can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of the Seller which has not been set forth herein or in a schedule or statement furnished to the Purchaser.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents and warrants to, and covenant with, the Seller as follows:

4.1 Authorization: When executed and delivered by the Purchaser, this Agreement and the agreement referenced in Article 2 above will constitute the valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.

4.2 No Contractual Violation: Neither the execution, delivery nor performance of this Agreement by the Purchaser, including the consummation by the Purchaser of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of the any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Purchaser is a party or by which he is otherwise bound.

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ARTICLE 5

ADDITIONAL AGREEMENTS AND COVENANTS

The parties further agree and covenant as follows:

5.1 Delivery of Additional Instruments on Request: Each party agrees to execute and deliver or cause to be executed and delivered at the Closing, and at such other times and places as shall be reasonably subsequently agreed to, such additional instruments as the other party may reasonably request for the purpose of fully effecting the transactions herein contemplated.

5.2 Agreements as to Conditions: Each party agrees to use his best efforts to satisfy each and every of the conditions set forth in Sections 6. and 7., respectively, of this Agreement.

5.3 Brokerage Fee: Each of the parties alleges that he has not engaged or authorized any broker or finder to act in a representative capacity or otherwise in connection with the transactions contemplated by this Agreement, and each agrees to indemnify and hold harmless the other from and against any and all claims, losses, liabilities or expenses which may be asserted against or suffered by either, or by Donar, as a result of any broker, finder or other person claiming any fee or commission by reason of services rendered or alleged to have been rendered for or at the instance of a particular party hereto with respect to the negotiation or execution of this Agreement or to the delivery of the consideration herein specified.

ARTICLE 6

CONDITIONS TO CLOSING BY THE PURCHASER

The obligations of the Purchaser to consummate the transactions herein contemplated is subject to the satisfaction at or prior to the Closing of each of the following conditions, and if the Purchaser shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Purchaser shall have no liability to the Seller:

6.1 Corporate Action, Good Standing and Certificates: The Purchaser shall have received a copy of the Articles of Incorporation and By-Laws of Donar, certified as to their accuracy and completeness by the Seller.

6.2 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct to the best knowledge of the Seller as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing, unless on or before May 31, 2007, the

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Purchaser notifies the Seller, in writing, of a claim and specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser.

6.3 Performance: Each of the agreements of the Seller to be performed or complied with at or before the Closing pursuant to the terms hereof shall have been duly performed or complied with.

6.4 Consents: All consents to the consummation of the transactions contemplated herein which are required in order to prevent a breach of, or a default under, the terms of any agreement to which either of the Seller or Donar is a party or is bound shall have been obtained.

6.5 No Litigation Threatened: No action or proceeding shall have been instituted or, to the knowledge of the Seller, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated herein. No governmental agency or body shall have taken any other action or made any request of the Purchaser or the Seller as a result of which the Purchaser deems it inadvisable to proceed with the transaction.

ARTICLE 7

CONDITIONS TO CLOSING BY THE SELLER

The obligations of the Seller to consummate the transactions herein contemplated shall be subject to the satisfaction of the Seller on or prior to the Closing of each of the following conditions, and if the Seller shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Seller shall have no liability to the Purchaser:

7.1 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct to the best knowledge of the Purchaser as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter.

7.2 Performance: Each of the agreements of the Purchaser to be performed or complied with on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with.

7.3 No Litigation Threatened: No action or proceeding shall have been instituted or, to the knowledge of the Purchaser, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated herein. No governmental agency or body shall have taken any other action or made any request of the Seller or the Purchaser as a result of which the Seller deems it inadvisable to proceed with the transaction.

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ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Notices: All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified mail, or sent by overnight delivery service to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices shall be deemed given when postmarked (if mailed), when delivered to an overnight delivery service or, if hand delivered, when delivered to the recipient.

8.2 Binding Agreements; Non-Assignability: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable.

8.3 Entire Agreement: This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.

8.4 Severability: Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

8.5 Headings: The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

8.6 Application of Florida Law; Venue: This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for any legal action which may be brought hereunder shall be deemed to lie in Hillsborough County, Florida.

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8.7 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8 Legal Fees and Costs: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

8.9 Jurisdiction: The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this agreement is one for performance in Florida. The parties to this agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court.

8.10 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other to the contents and the manner of presentation and publication thereof.

IN WITNESS WHEREOF, the parties have executed this Capital Stock Purchase Agreement as of the day and year first above written.

Seller

William Tay

Purchaser

Edwin A. McGusty

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